As filed with the Securities and Exchange Commission on April 28, 2020

Registration No. 333-228129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Equitrans Midstream Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	4922	83-0516635
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation)	Classification Number)	Identification Number)

	2200 Energy Drive
	Canonsburg, PA 15317
	(724) 271-7600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Moore

Senior Vice President and General Counsel

2200 Energy Drive

Canonsburg, PA 15317

(724) 271-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Hannah T. Frank

Christi Davis

McGuireWoods LLP

Tower Two-Sixty

260 Forbes Avenue, Suite 1800

Pittsburgh, PA 15222

(412) 667-7936

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the registration statement on Form S-1 (Registration No. 333-228129) of Equitrans Midstream Corporation (the Company or ETRN), as originally declared effective by the Securities and Exchange Commission (the SEC) on November 9, 2018, is being filed pursuant to the undertakings in Item 17 of the registration statement to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that was filed with the SEC on February 27, 2020, which incorporates by reference certain information contained in the Company’s definitive proxy statement on Schedule 14A for its 2020 annual meeting of shareholders, which was filed with the SEC on April 3, 2020, and updates certain other information in the registration statement.

The information included in this filing amends the registration statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED APRIL 28, 2020

PROSPECTUS

EQUITRANS MIDSTREAM CORPORATION

1,000,000 shares of Common Stock, without par value

The 1,000,000 shares covered by this prospectus may be acquired by participants in the Equitrans Midstream Corporation (the Company or ETRN) 2018 Long-Term Incentive Plan (the 2018 LTIP), upon the vesting of certain restricted stock awards and restricted stock units (collectively referred to as awards) issued pursuant to the 2018 LTIP. All awards are subject to the terms of the 2018 LTIP and the applicable award agreements.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol ETRN.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 1.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities in any state where offers or sales are not permitted.

The date of this prospectus is , 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, relating to the shares of our common stock offered under the 2018 LTIP. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information regarding the Company, the 2018 LTIP and the shares of common stock offered under the 2018 LTIP. Before making a decision to invest in shares of common stock, you should carefully read this prospectus, especially the sections entitled “RISK FACTORS” starting on page 1 and “WHERE YOU CAN FIND MORE INFORMATION” on page 22.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company”, “ETRN”, “we”, “us”, “our” and similar terms refer to Equitrans Midstream Corporation and its consolidated subsidiaries.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and does not contain all of the information that you should consider before buying our shares in this offering. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 1 of this prospectus and all other information, including our consolidated financial statements and the related notes, that are included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock.

About the Company

The Company, through EQM Midstream Partners, LP (EQM) and its subsidiaries, is one of the largest natural gas gatherers in the U.S. and holds a significant footprint in the Appalachian Basin. The Company, a Pennsylvania corporation, became an independent, publicly-traded company on November 12, 2018. The Company’s principal executive office and phone number are: 2200 Energy Drive, Canonsburg, PA 15317, and (724) 271-7600.

About this Offering

This prospectus relates to our offer and sale of up to 1,000,000 shares of our common stock. The 1,000,000 shares covered by this prospectus may be acquired by participants in the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (the 2018 LTIP), upon the vesting of certain restricted stock awards and restricted stock units (collectively referred to as awards) issued pursuant to the 2018 LTIP. All awards are subject to the terms of the 2018 LTIP and the applicable award agreements.

The settlement of the awards is not expected to generate any proceeds for the Company.

RISK FACTORS

An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our common stock, please review “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus, as updated by the information below. In addition, please read “Cautionary Statement Regarding Forward-Looking Information” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations, results of operations, financial condition and prospects.

The outbreak of coronavirus disease 2019 (COVID-19) (or any future pandemic), and related declines in economic output and associated demand for natural gas, could harm the business, results of operations and financial condition of each of EQM and us.

In December 2019, COVID-19 was reported in China, and, in January 2020, the World Health Organization declared it a Public Health Emergency of International Concern. COVID-19 has since spread to additional countries including the United States, causing significant business, employment and economic disruptions. Measures adopted by governments to help reduce the spread of the virus have adversely affected the economic and financial markets in the United States and many other countries, resulting in an economic downturn of unknown duration and severity.

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 outbreak (or any other outbreak) on the domestic economy, the natural gas industry, or EQM or us; however, our and EQM’s business, results of operations and financial condition could be negatively affected in numerous ways, including, without limitation, that:

•	EQM’s customers may be adversely affected if the outbreak results in an economic downturn or recession and/or causes declines in the price of, demand for and production of natural gas or prevents such customers (particularly EQM’s largest customer) from conducting, or curtails their ability to conduct, field operations and continue natural gas production, which could reduce demand for EQM’s services, negatively affect throughput on EQM’s systems or heighten EQM’s exposure to risk of loss resulting from the nonpayment and/or nonperformance of its customers;
•	our and EQM’s operations may be disrupted or become less efficient if a significant portion of our and EQM’s employees or contractors are unavailable due to illness or if EQM’s field operations, including in respect of projects in development, were to be suspended or temporarily shut down or restricted due to outbreak control measures;
•	legal and regulatory processes relating to EQM’s projects in development, including the Mountain Valley Pipeline (MVP) project, may be disrupted or slowed, such as if relevant governmental authorities suffer reduced workforce availability due to the virus; and
•	resultant disruption to, and instability in, financial and credit markets may adversely affect our and EQM’s access to capital, leverage and liquidity levels and credit ratings, as well as EQM’s counterparties’ access to capital, business continuity, financial stability, leverage and liquidity levels and credit ratings (which could heighten counterparty credit risk to which EQM is exposed in the ordinary course of its business).

Additionally, the Company shareholder and EQM limited partner votes in respect of the Merger could be delayed, and the ability of the post-Merger consolidated company to realize benefits from the Merger may be adversely affected by the COVID-19 outbreak (including as a result of the occurrence of any of the above-described factors).

Although we believe that we are following best practices under COVID-19 guidance and intend to continue to refine our practices as additional guidance is released, there is no guarantee that efforts by EQM and us or any other entity or authority to mitigate potential adverse impacts of the COVID-19 outbreak, whether on a local, state or national level, will be effective.

We and EQM may incur additional costs to further attempt to mitigate potential impacts caused by COVID-19 related disruptions, which could adversely affect our financial condition and results of operations. Further, the COVID-19 pandemic may have the effect of heightening many of the other risks set forth in Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated by risk factor disclosure in our Quarterly Reports on Form 10-Q for subsequent periods. The extent of the impact of COVID-19 on EQM and us will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19, duration of the outbreak and related economic effects and aftereffects (including on the natural gas industry), and actions taken to contain COVID-19 or its impact, among others.

We may further reduce the amount of the cash dividend that we pay on our common stock or may not pay any cash dividends at all to our shareholders. Our ability to declare and pay cash dividends to our shareholders, if any, in the future will depend on various factors, many of which are beyond our control.

We are not required to declare dividends of our available cash to our common shareholders. In addition, as described below, following the closing of the Merger, we will be prohibited from paying any dividends to our shareholders until we pay dividends on the shares of a new series of preferred stock, no par value, to be issued in connection with the Merger (the ETRN Preferred Shares). On April 27, 2020, our Board of Directors declared a first quarter 2020 quarterly dividend that was 67% lower than our fourth quarter 2019 quarterly dividend. Our Board of Directors may further reduce the amount of the cash dividend that we pay on our common stock or may decide not to declare any dividends in the future. Any payment of future dividends will be at the sole discretion of the Board of Directors and will depend upon many factors, including the financial condition, earnings, liquidity and capital requirements of our operating subsidiaries, covenants associated with certain debt obligations, legal requirements, leverage, regulatory constraints and other factors deemed relevant by our Board of Directors.

Upon the closing of the pending merger between us and EQM (the Merger), former EQM common unitholders will own approximately 50% of the total voting power of our common stock (which includes the ETRN Preferred Shares to be issued in connection with the Merger, which will have the right to vote on an as-converted basis with our shareholders). As a result, our current shareholders will experience significant dilution as a result of the Merger.

If the Merger is successfully completed, we expect that we will issue approximately 203.2 million shares of our common stock at the effective time in connection with the Merger. In connection with the Merger, we will also issue newly-created ETRN Preferred Shares that will be convertible into our common stock and which will have the right to vote on an as-converted basis with our shareholders. In addition, in the future we may issue common stock or other equity to raise cash for our projects, operations, acquisitions or other purposes and may also acquire interests in other companies by using a combination of cash and our equity or just our equity.

Any of these events may dilute the ownership interests of the current holders of our common stock, reduce our earnings per share and have an adverse effect on the price of our common stock. The issuance of these new shares and the sale of additional shares from time to time could have the effect of depressing the market value for our common stock. The increase in the number of shares of our common stock outstanding, and any resulting dilution, may cause holders to sell shares of our common stock or may create the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, our common stock.

We and EQM are and in the future may be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. We and EQM are currently defendants in lawsuits related to the Agreement and Plan of Merger by and among us, EQM, EQGP Services, LLC, the general partner of EQM, EQM LP Corporation, and LS Merger Sub, LLC, dated February 26, 2020 (as may be amended from time to time) (the Merger Agreement) and the Merger and, even if the pending or any future lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. We and EQM cannot predict the outcome of these lawsuits, or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in our or EQM’s favor, could be substantial and such litigation could distract us and EQM from pursuing the consummation of the Merger and other potentially beneficial business opportunities.

As part of the Merger and the related Preferred Restructuring (defined below), EQM has agreed to redeem $600.0 million aggregate principal amount of EQM’s issued and outstanding Series A Preferred Units for cash at 101% of the Series A Preferred Unit Purchase Price (defined below) plus any accrued and unpaid distribution amounts and partial period distribution amounts and, after giving effect to such redemption, we have agreed to issue 2.44 ETRN Preferred Shares in exchange for each remaining Series A Preferred Unit.

In April 2019, EQM sold an aggregate of 24,605,291 Series A Preferred Units to the Investors (defined below) and certain of their affiliates in a private placement for a cash purchase price of $48.77 per Series A Preferred Unit (the Series A Preferred Unit Purchase Price).

Under the Fourth Amended and Restated Agreement of Limited Partnership of EQM (as amended, the EQM Partnership Agreement), the Investors are entitled to make certain elections as to treatment of their Series A Preferred Units in respect of certain change of control events of EQM. In lieu of making an election, and in satisfaction of the Investors’ rights under the EQM Partnership Agreement upon a change of control of EQM, the holders of the Series A Preferred Units and we have agreed that, at the effective time of the Merger, (i) EQM will redeem $600.0 million aggregate principal amount of EQM’s issued and outstanding Series A Preferred Units for cash at 101% of the Series A Preferred Unit Purchase Price plus any accrued and unpaid distribution amounts and partial period distribution amounts, and (ii) after giving effect to such redemption, we will create and issue 2.44 new ETRN Preferred Shares in exchange for each remaining Series A Preferred Unit (the Preferred Restructuring).

At the time of issuance, the ETRN Preferred Shares will have the following rights and preferences:

•	The ETRN Preferred Shares are a new class of security that will rank pari passu with any other outstanding class or series of our preferred stock and senior to all shares of our common stock with respect to dividend rights and rights upon liquidation.

•	The ETRN Preferred Shares will vote on an as-converted basis with our common stock and will have certain other class voting rights with respect to any amendment to our Certificate of Designations relating to the ETRN Preferred Shares or the Amended and Restated Articles of Incorporation of Equitrans Midstream Corporation (the Company Articles) that would be adverse (other than in a de minimis manner) to any of the rights, preferences or privileges of the ETRN Preferred Shares.

•	The holders of the ETRN Preferred Shares will receive cumulative quarterly dividends at a rate per annum of 9.75% for each quarter ending on or before March 31, 2024, and thereafter the quarterly dividends at a rate per annum equal to the sum of (i) three-month LIBOR as of a LIBOR Determination Date (as defined in the Certificate of Designations) in respect of the applicable quarter and (ii) 8.15%; provided that the rate per annum in respect of periods after March 31, 2024 shall not be less than 10.50%.

•	We will not be entitled to pay any dividends on any junior securities, including any shares of our common stock, prior to paying the quarterly dividends payable to the ETRN Preferred Shares, including any previously accrued and unpaid dividends.

•	Each holder of the ETRN Preferred Shares may elect to convert all or any portion of the ETRN Preferred Shares owned by it into our common stock initially on a one-for-one basis, subject to certain anti-dilution adjustments and an adjustment for any dividends that have accrued but not been paid when due and partial period dividends (referred to as the “conversion rate”), at any time (but not more often than once per fiscal quarter) after April 10, 2021 (or earlier liquidation, dissolution or winding up of us), provided that any conversion involves an aggregate number of ETRN Preferred Shares of at least $20.0 million (calculated based on the closing price of our common stock on the trading day preceding notice of the conversion) or such lesser amount if such conversion relates to all of a holder’s remaining ETRN Preferred Shares or if such conversion is approved by our Board of Directors.

•	So long as the holders of ETRN Preferred Shares have not elected to convert all of their ETRN Preferred Shares into our common stock, we may elect to convert all of the ETRN Preferred Shares for our common stock at any time after April 10, 2021 if (i) our common stock is listed for, or admitted to, trading on a national securities exchange, (ii) the closing price per share of our common stock on the national securities exchange on which such shares are listed for, or admitted to, trading exceeds 140% of the issue price of the ETRN Preferred Shares (the ETRN Preferred Shares Issue Price) for the 20 consecutive trading days immediately preceding notice of the conversion, (iii) the average daily trading volume of our common stock on the national securities exchange on which our common stock is listed for, or admitted to, trading exceeds 1,000,000 shares of our common stock (subject to certain adjustments) for the 20 consecutive trading days immediately preceding notice of the conversion, (iv) we have an effective registration statement on file with the SEC covering resales of our common stock to be received by such holders upon any such conversion and (v) we have paid all accrued quarterly dividends in cash to the holders.

•	Upon certain events involving a Change of Control (as defined in the Certificate of Designations) in which more than 90% of the consideration payable to us, or to the holders of our common stock is payable in cash, the ETRN Preferred Shares will automatically convert into our common stock at a conversion ratio equal to the greater of (i) the quotient of (a) the sum of (x) the ETRN Preferred Shares Issue Price plus (y) any accrued and unpaid dividends on such date, including any partial period dividends with respect to the ETRN Preferred Shares on such date, divided by (b) the ETRN Preferred Shares Issue Price and (ii) the quotient of (a) the sum of (x) (1) the ETRN Preferred Shares Issue Price multiplied by (2) 110% plus (y) any accrued and unpaid dividends on such date, including any partial period dividends, with respect to the ETRN Preferred Shares on such date, divided by (b) the volume weighted average price of the shares of our common stock for the 30-day period ending immediately prior to the execution of definitive documentation relating to the Change of Control.

•	In connection with other Change of Control events that do not satisfy the 90% cash consideration threshold described above, in addition to certain other conditions, each holder of ETRN Preferred Shares may elect to (a) convert all, but not less than all, of its ETRN Preferred Shares into our common stock at the then applicable conversion rate, (b) if we are not the surviving entity (or if we are the surviving entity, but our common stock will cease to be listed), require us to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security that has rights, preferences and privileges substantially equivalent to the ETRN Preferred Shares (or if we are unable to cause such substantially equivalent securities to be issued, to exercise the option described in clause (a) or (d) hereof or elect to convert such ETRN Preferred Shares at a conversion ratio reflecting a multiple of invested capital), (c) if we are the surviving entity, continue to hold the ETRN Preferred Shares or (d) require us to redeem the ETRN Preferred Shares at a price per share equal to 101% of the ETRN Preferred Shares Issue Price, plus accrued and unpaid dividends, including any partial period dividends, on the applicable ETRN Preferred Shares on such date, which redemption price may be payable in cash, our common stock or a combination thereof at our election (and, if payable in our common stock, such common stock will be issued at 95% of the volume weighted average price of our common stock for the 20-day period ending on the fifth trading day immediately preceding the consummation of the Change of Control). Any holder of ETRN Preferred Shares that requires us to redeem its ETRN Preferred Shares pursuant to clause (d) above will have the right to withdraw such election with respect to all, but not less than all, of its ETRN Preferred Shares at any time prior to the fifth trading day immediately preceding the consummation of the Change of Control and instead elect to be treated in accordance with any of clauses (a), (b) or (c) above.

•	At any time on or after January 1, 2024, we will have the right, subject to applicable law, to redeem the ETRN Preferred Shares, in whole or in part, by paying cash for each ETRN Preferred Share to be redeemed in an amount equal to the greater of (a) the sum of (i)(1) the ETRN Preferred Shares Issue Price multiplied by (2) 110%, plus (ii) any accrued and unpaid dividends, including any partial period dividends, with respect to the ETRN Preferred Shares on such date and (b) the amount the holder of such ETRN Preferred Share would receive if such holder had converted such ETRN Preferred Share into shares of our common stock at the then-applicable conversion ratio and we liquidated immediately thereafter.

•	Pursuant to the terms of the Preferred Restructuring Agreement, dated as of February 26, 2020, by and among us, EQM and the investors party thereto (the Investors), in connection with the closing of the Preferred Restructuring (the Preferred Restructuring Agreement), we have agreed to enter into a registration rights agreement (the Registration Rights Agreement) pursuant to which, among other things, we will give the Investors certain rights to require us to file and maintain one or more registration statements with respect to the resale of the ETRN Preferred Shares and the shares of our common stock that are issuable upon conversion of the ETRN Preferred Shares, and which, upon request by certain Investors party to the Registration Rights Agreement, will require us to initiate underwritten offerings for the ETRN Preferred Shares and the shares of our common stock that are issuable upon conversion of the ETRN Preferred Shares and use our best efforts to cause the ETRN Preferred Shares to be listed on the securities exchange on which the shares of our common stock are then listed.

The creation and issuance of the ETRN Preferred Shares present a number of risks to current and future holders of our common stock, including a preference in favor of holders of ETRN Preferred Shares in the payment of dividends on our common stock, the risk of dilution occurring as a result of the conversion of the ETRN Preferred Shares into our common stock and the ability of the holders of the ETRN Preferred Shares to vote with the holders of our common stock on most matters, as well as the risk that the holders of the ETRN Preferred Shares will have certain other class voting rights with respect to any amendment to our organizational documents that would be adverse (other than in a de minimis manner) to any of the rights, preferences or privileges of the ETRN Preferred Shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Disclosures in this prospectus contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the Securities Act of 1933, as amended (the Securities Act). Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the Company and EQM, including:

•	guidance regarding EQM’s gathering, transmission and storage and water service revenue and volume growth, including the anticipated effects associated with the Gas Gathering and Compression Agreement, dated as of February 26, 2020, by and among EQM, EQT Corporation (EQT) and/or certain of their respective subsidiaries (the EQT Global GGA);

•	projected revenue (including from firm reservation fees) and expenses, and the effect on projected revenue associated with the EQT Global GGA and the MVP project;

•	the weighted average contract life of gathering, transmission and storage contracts;

•	infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water expansion projects);

•	the cost, capacity, timing of regulatory approvals, final design and targeted in-service dates of current projects;

•	the ultimate terms, partners and structure of Mountain Valley Pipeline, LLC and ownership interests therein;

•	expansion projects in EQM's operating areas and in areas that would provide access to new markets;

•	EQM’s ability to provide produced water handling services and realize expansion opportunities and related capital avoidance;

•	the Company's and EQM’s ability to identify and complete acquisitions and other strategic transactions, including the proposed Merger and joint ventures, effectively integrate transactions into the Company's and EQM’s operations, and achieve synergies, system optionality and accretion associated with transactions, including through increased scale;

•	EQM’s ability to access commercial opportunities and new customers for its water services business, and the timing and final terms of any definitive water services agreement or agreements between EQT and EQM (a Water Services Agreement) entered into pursuant to the terms of that certain Letter Agreement, dated as of February 26, 2020 between EQM and EQT relating to water services (the Water Services Letter Agreement);

•	any further credit rating impacts associated with the MVP project, customer credit ratings changes, including EQT's, and defaults, acquisitions and financings and any further changes in EQM's credit ratings;

•	the ability to obtain the requisite approvals related to the Merger from the Company shareholders or the EQM limited partners, as applicable, to consummate the Merger;

•	the risk that a condition to closing of the Merger may not be satisfied;

•	the possible diversion of management time on issues related to the Merger;

•	the impact and outcome of threatened, pending and future litigation relating to the Merger;

•	the timing and amount of future issuances or repurchases of securities, including in connection with the Merger and the Preferred Restructuring;

•	effects of conversion of EQM securities into shares of ETRN common stock or ETRN Preferred Shares, as applicable, in connection with the Merger;

•	effects of seasonality;

•	expected cash flows and minimum volume commitments, including those associated with the EQT Global GGA and any Water Services Agreement between EQT and EQM, and the potential impacts thereon of the timing of the MVP project;

•	capital commitments;

•	projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures;

•	dividend and distribution amounts, timing and rates;

•	the effect and outcome of pending and future litigation and regulatory proceedings;

•	changes in commodity prices and the effect of commodity prices on EQM's business;

•	liquidity and financing requirements, including sources and availability;

•	interest rates;

•	the Company’s, EQM's and EQM's subsidiaries' respective abilities to service debt under, and comply with the covenants contained in, their respective credit agreements;

•	expectations regarding production volumes in EQM's areas of operations;

•	the Company’s and EQM’s abilities to achieve the anticipated benefits associated with the execution of the EQT Global GGA, the Water Services Letter Agreement, the Merger Agreement and related agreements;

•	the impact on the Company and its subsidiaries of the COVID-19 pandemic, including, among other things, effects on demand for natural gas and the Company's services, commodity prices and access to capital; and

•	the effects of government regulation; and tax status and position.

The forward-looking statements included in this prospectus involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on management’s current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond ETRN’s control. The risks and uncertainties that may affect the operations, performance and results of ETRN’s and EQM’s businesses and forward-looking statements include, but are not limited to, those set forth under the section entitled “Risk Factors” in this prospectus.

Any forward-looking statement speaks only as of the date on which such statement is made and ETRN does not intend to correct or update any forward-looking statement unless required by securities law, whether as a result of new information, future events or otherwise.

You should also consider carefully the statements under the heading “RISK FACTORS” starting on page 1, and in the other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. The risks discussed in this prospectus are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

USE OF PROCEEDS

The settlement of the awards is not expected to generate any proceeds for the Company.

PLAN OF DISTRIBUTION

In connection with the separation of EQT’s midstream business, which was composed of the separately-operated natural gas gathering, transmission and storage and water services of EQT, from EQT’s upstream business, which was composed of the natural gas, oil and natural gas liquids development, production and sales and commercial operations of EQT, which occurred on November 12, 2018 (the Separation), outstanding awards granted under EQT’s equity compensation programs (whether held by employees of EQT or the Company or other participants) generally were converted into adjusted awards based on both EQT common stock and the Company common stock, as described under “Description of Award Adjustments.” The portion of the adjusted awards that are based on the Company common stock, which are referred to as “awards” in this prospectus, were granted by the Company under the 2018 LTIP, in accordance with the terms of the employee matters agreement that the Company entered into with EQT in connection with the Separation. The registration statement on Form S-1 of which this prospectus forms a part covers shares of the Company common stock issued pursuant to awards that were granted to individuals who, at the time of the Separation, were no longer employed by or serving on the board of directors of EQT or the Company. The registration statement does not cover any shares of the Company common stock issued pursuant to awards that have been or will be granted to any individual who, upon completion of the Separation, is employed by or serves on the board of directors of either EQT or the Company, or any other awards that the Company may grant under the 2018 LTIP in the future.

DESCRIPTION OF CAPITAL STOCK

General

Under the Company Articles, the Company is authorized to issue 1,250,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock, no par value.

As of March 12, 2020, there were 229,689,721 shares of Company common stock issued and outstanding and no shares of preferred stock issued and outstanding.

At the effective time of the Merger, ETRN will issue 30,018,446 shares of ETRN Preferred Shares. The ETRN Preferred Shares will be a newly created series of preferred stock that will be convertible into shares of ETRN common stock, to be issued to holders of Series A perpetual convertible preferred units representing limited partner interests in EQM. The rights, preferences and privileges of the ETRN Preferred Shares will be set forth in a Certificate of Designations to be filed with the Pennsylvania Department of State. A summary of the terms of the preferred stock is set forth below.

The Company’s Common Stock

Voting Rights

Each share of the Company’s common stock is entitled to one vote on all matters requiring a vote of shareholders. Shareholders do not have cumulative voting rights in elections of directors. A director nominee will be elected to the Board of Directors of the Company (the Board) at a meeting of shareholders if the votes cast “for” such nominee exceed the votes cast “against” such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected will be elected.

Dividend Rights

Subject to the rights and preferences of the holders of any outstanding shares of preferred stock, each share of the Company’s common stock is entitled to receive any dividends, in cash, securities or property, as the Board may declare. Pennsylvania law prohibits the payment of dividends and the repurchase of capital stock if the Company is insolvent or if the Company would become insolvent after the dividend or repurchase (unless, in the case of a repurchase, the purchase price is deferred such that the Company will not become insolvent when it is paid).

Liquidation and Other Rights

In the event of the liquidation, dissolution or winding up, either voluntarily or involuntarily, of the Company, subject to the rights and preferences of the holders of any outstanding shares of preferred stock, holders of common stock will be entitled to share pro rata in all of the Company’s remaining assets available for distribution.

Miscellaneous

The holders of the Company’s common stock do not have preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to the Company’s common stock. Holders of fully paid shares of the Company’s common stock are not subject to any liability for further calls or assessments.

Description of Preferred Stock

Under Pennsylvania law and the Company Articles, the Board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Subject to limitations prescribed by Pennsylvania law, the Company Articles and the Company’s Second Amended and Restated Bylaws (the Company Bylaws), the Board is able to determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.

Holders of the Company preferred stock will have no voting rights for the election of directors and have no other voting rights except as the Board may determine pursuant to its authority under the Company Articles with respect to any particular series of the Company preferred stock and except as provided by law.

The particular terms of any series of the Company preferred stock will be set by the Board for that series of preferred stock. Those terms may include:

•	the distinctive serial designation of such series;

•	the annual dividend rate for such series, if any, and the date or dates from which dividends shall commence to accrue;

•	the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

•	the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

•	the preferential amount or amounts payable upon shares of such series in the event of the Company’s voluntary or involuntary liquidation;

•	the voting rights, if any, of such series;

•	the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of the Company’s securities into which such shares may be converted;

•	the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued; and

•	any other specific terms, preferences, rights, privileges, limitations or restrictions of such series.

The rights of the holders of Company common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock so issued.

While the terms summarized above may generally apply to any shares of preferred stock that the Company may offer, the Board will include the specific terms of each series of preferred stock in a Certificate of Designations that will be filed with the Pennsylvania Department of State.

The ETRN Preferred Shares

At the time of issuance, the ETRN Preferred Shares will have the following rights and preferences that will impact the rights of the holders of Company common stock:

•	The ETRN Preferred Shares are a new class of security that will rank pari passu with any other outstanding class or series of preferred stock of ETRN and senior to all shares of ETRN common stock with respect to dividend rights and rights upon liquidation.

•	The ETRN Preferred Shares will vote on an as-converted basis with ETRN common stock and will have certain other class voting rights with respect to any amendment to the Certificate of Designations relating to the ETRN Preferred Shares, or the Company Articles that would be adverse (other than in a de minimis manner) to any of the rights, preferences or privileges of the ETRN Preferred Shares.

Dividends

•	The holders of the ETRN Preferred Shares will receive cumulative quarterly dividends at a rate per annum of 9.75% for each quarter ending on or before March 31, 2024, and thereafter quarterly dividends at a rate per annum equal to the sum of (i) three-month LIBOR as of a LIBOR Determination Date (as defined in the Certificate of Designations) in respect of the applicable quarter and (ii) 8.15%; provided that the rate per annum in respect of periods after March 31, 2024 shall not be less than 10.50%.

•	ETRN will not be entitled to pay any dividends on any junior securities, including any shares of ETRN common stock, prior to paying the quarterly dividends payable to the ETRN Preferred Shares, including any previously accrued and unpaid dividends.

Conversion

•	Each holder of the ETRN Preferred Shares may elect to convert all or any portion of the ETRN Preferred Shares owned by it into ETRN common stock initially on a one-for-one basis, subject to certain anti-dilution adjustments and an adjustment for any dividends that have accrued but not been paid when due and partial period dividends (referred to as the “conversion rate”), at any time (but not more often than once per fiscal quarter) after April 10, 2021 (or earlier liquidation, dissolution or winding up of ETRN), provided that any conversion involves an aggregate number of ETRN Preferred Shares of at least $20.0 million (calculated based on the closing price of the ETRN common stock on the trading day preceding notice of the conversion) or such lesser amount if such conversion relates to all of a holder’s remaining ETRN Preferred Shares or if such conversion is approved by the Board.

•	So long as the holders of ETRN Preferred Shares have not elected to convert all of their ETRN Preferred Shares into ETRN common stock, ETRN may elect to convert all of the ETRN Preferred Shares for ETRN common stock at any time after April 10, 2021 if (i) the ETRN common stock is listed for, or admitted to, trading on a national securities exchange, (ii) the closing price per share of ETRN common stock on the national securities exchange on which such shares are listed for, or admitted to, trading exceeds 140% of the ETRN Preferred Shares Issue Price for the 20 consecutive trading days immediately preceding notice of the conversion, (iii) the average daily trading volume of the ETRN common stock on the national securities exchange on which the ETRN common stock is listed for, or admitted to, trading exceeds 1,000,000 shares of ETRN common stock (subject to certain adjustments) for the 20 consecutive trading days immediately preceding notice of the conversion, (iv) ETRN has an effective registration statement on file with the SEC covering resales of the ETRN common stock to be received by such holders upon any such conversion and (v) ETRN has paid all accrued quarterly dividends in cash to the holders.

Change of Control

•	Upon certain events involving a Change of Control (as defined in the Certificate of Designations) in which more than 90% of the consideration payable to ETRN, or to the holders of the ETRN common stock is payable in cash, the ETRN Preferred Shares will automatically convert into ETRN common stock at a conversion ratio equal to the greater of (i) the quotient of (a) the sum of (x) the ETRN Preferred Shares Issue Price plus (y) any accrued and unpaid dividends on such date, including any partial period dividends with respect to the ETRN Preferred Shares on such date, divided by (b) the ETRN Preferred Shares Issue Price and (ii) the quotient of (a) the sum of (x) (1) the ETRN Preferred Shares Issue Price multiplied by (2) 110% plus (y) any accrued and unpaid dividends on such date, including any partial period dividends, with respect to the ETRN Preferred Shares on such date, divided by (b) the volume weighted average price of the shares of ETRN common stock for the thirty-day period ending immediately prior to the execution of definitive documentation relating to the Change of Control.

•	In connection with other Change of Control events that do not satisfy the 90% cash consideration threshold described above, in addition to certain other conditions, each holder of ETRN Preferred Shares may elect to (a) convert all, but not less than all, of its ETRN Preferred Shares into ETRN common stock at the then applicable conversion rate, (b) if ETRN is not the surviving entity (or if ETRN is the surviving entity, but ETRN common stock will cease to be listed), require ETRN to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security that has rights, preferences and privileges substantially equivalent to the ETRN Preferred Shares (or if ETRN is unable to cause such substantially equivalent securities to be issued, to exercise the option described in clause (a) or (d) hereof or elect to convert such ETRN Preferred Shares at a conversion ratio reflecting a multiple of invested capital), (c) if ETRN is the surviving entity, continue to hold the ETRN Preferred Shares or (d) require ETRN to redeem the ETRN Preferred Shares at a price per share equal to 101% of the ETRN Preferred Shares Issue Price, plus accrued and unpaid dividends, including any partial period dividends, on the applicable ETRN Preferred Shares on such date, which redemption price may be payable in cash, ETRN common stock or a combination thereof at the election of ETRN (and, if payable in ETRN common stock, such ETRN common stock will be issued at 95% of the volume weighted average price of ETRN common stock for the 20-day period ending on the fifth trading day immediately preceding the consummation of the Change of Control). Any holder of ETRN Preferred Shares that requires ETRN to redeem its ETRN Preferred Shares pursuant to clause (d) above will have the right to withdraw such election with respect to all, but not less than all, of its ETRN Preferred Shares at any time prior to the fifth trading day immediately preceding the consummation of the Change of Control and instead elect to be treated in accordance with any of clauses (a), (b) or (c) above.

Optional Redemption

•	At any time on or after January 1, 2024, ETRN will have the right, subject to applicable law, to redeem the ETRN Preferred Shares, in whole or in part, by paying cash for each ETRN Preferred Share to be redeemed in an amount equal to the greater of (a) the sum of (i)(1) the ETRN Preferred Shares Issue Price multiplied by (2) 110%, plus (ii) any accrued and unpaid dividends, including any partial period dividends, with respect to the ETRN Preferred Shares on such date and (b) the amount the holder of such ETRN Preferred Share would receive if such holder had converted such ETRN Preferred Share into shares of ETRN common stock at the then-applicable conversion ratio and ETRN liquidated immediately thereafter.

Registration Rights Agreement

•	Pursuant to the terms of the Preferred Restructuring Agreement, ETRN has agreed to enter into a the Registration Rights Agreement pursuant to which, among other things, ETRN will give the Investors certain rights to require ETRN to file and maintain one or more registration statements with respect to the resale of the ETRN Preferred Shares and the shares of ETRN common stock that are issuable upon conversion of the ETRN Preferred Shares, and which, upon request by certain Investors party to the Registration Rights Agreement, will require ETRN to initiate underwritten offerings for the ETRN Preferred Shares and the shares of ETRN common stock that are issuable upon conversion of the ETRN Preferred Shares and use its best efforts to cause the ETRN Preferred Shares to be listed on the securities exchange on which the shares of ETRN common stock are then listed.

Anti-Takeover Effect of the Company’s Governing Documents and Pennsylvania Business Corporation Law

The Company Articles and the Company Bylaws contain a number of provisions relating to corporate governance and to the rights of the Company’s shareholders. Certain of these provisions may have a potential “anti-takeover” effect by delaying, deferring or preventing a change of control of the Company. In addition, certain provisions of Pennsylvania law may have a similar effect.

Required Vote for Amendment of the Company Articles and the Company Bylaws

Subject to the voting rights given to any particular series of preferred stock by the Board, if any, pursuant to the Company Articles, and except as may be specifically provided to the contrary in any other provision in the Company Articles with respect to amendment or repeal of such provision, the Company Articles cannot be amended and no provision may be repealed by the Company’s shareholders without the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company, voting together as a single class, unless such action has been previously approved by two-thirds of the Company’s whole Board, in which event (unless otherwise expressly provided in the Company Articles) the Company Articles may be amended and any provision repealed by such shareholder approval as may be specified by law.

The Board may make, amend and repeal the Company Bylaws with respect to those matters which are not, by statute, reserved exclusively to the Company’s shareholders, subject to the power of the Company’s shareholders to change such action. No bylaw may be made, amended or repealed by the Company’s shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by two-thirds of the Board, in which event (unless otherwise expressly provided in the Company Articles or the Company Bylaws) the Company Bylaws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

Preferred Stock

The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the Company’s outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of the Company’s common stock.

Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law

The Company is subject to certain provisions of Chapter 25 of the Pennsylvania Business Corporation Law (PBCL), which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against the Company, including Section 2524, Section 2538, Subchapter 25E and Subchapter 25F of the PBCL.

Under Section 2524 of the PBCL, shareholders of the Company cannot act by partial written consent except if permitted under the Company Articles. The Company Articles do not permit shareholder action by partial written consent, except with respect to amending the number of votes required to elect a nominee for director to the Board.

Section 2538 of the PBCL requires enhanced shareholder approval for certain transactions between the Company and an “interested shareholder” (defined as a shareholder who is a party to the transaction or is treated differently from other shareholders). Section 2538 applies if an interested shareholder (together with his, her or its affiliates) is to (i) be a party to a merger or consolidation, a share exchange or certain sales of assets involving the Company or one of the Company’s subsidiaries; (ii) receive a disproportionate amount of any securities of any corporation which survives or results from a division; (iii) be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification. Under these circumstances, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. However, this special voting requirement will not apply where the proposed transaction has been approved in a prescribed manner by the members of the Board independent from the interested shareholder or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the interested shareholder owns 80% or more of the Company. This voting requirement is in addition to any other voting requirement under the PBCL, the Company Articles or the Company Bylaws.

Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of the Company’s shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder’s shares at a price determined in an appraisal proceeding.

Under Subchapter 25F of the PBCL, the Company may not engage in a merger, consolidation, share exchange, division, asset sale, disposition (in one transaction or a series of transactions) or a variety of other business combination transactions with a person who becomes the beneficial owner of shares representing 20% or more of the voting power in an election of the Company’s directors unless: (1) the business combination or the acquisition of the 20% interest is approved by the Board prior to the date the 20% interest is acquired; (2) the person beneficially owns at least 80% of the Company’s outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F; (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

The Company has opted out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H of the PBCL (which would have required a person or group to disgorge to the Company any profits received from a sale of the Company’s equity securities under certain circumstances).

Advance Notice Requirements

The Company Bylaws require the Company’s shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at the Company’s annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at the Company’s annual meeting must be in writing and received by the Company’s secretary at its principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year’s annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the secretary must set forth information about the nominee and any person or entity on whose behalf the nomination is made and be accompanied by an executed written representation and agreement that includes an original irrevocable conditional resignation in the event that such nominee, in an uncontested election, receives more votes “against” than “for” election.

Special Meetings of Shareholders

The Company Bylaws provide that a special meeting of shareholders may be called by the Board or chief executive officer. The Company’s shareholders do not have a right to call a special meeting under the Company Bylaws or under the PBCL.

Special Treatment for Specified Groups of Nonconsenting Shareholders

Additionally, the PBCL permits an amendment of a corporation’s articles of incorporation or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters’ rights.

Exercise of Director Powers Generally

Section 1715 of the PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the PBCL. The Company does not currently have a “poison pill.”

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless the applicable court otherwise determines.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third- party action, derivative action, or corporate action, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such individual in connection therewith.

Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against such individual, and incurred in his or her capacity as a director or officer or arising out of his or her position, whether or not the corporation would have the power to indemnify such individual against such liability under Pennsylvania law.

The Company Articles provide that a director shall, to the maximum extent permitted by Pennsylvania law, have no personal liability for monetary damages for any action taken, or any failure to take any action, as a director unless such director has breached or failed to perform the duties of his or her office under Chapter 17, Subchapter B of the PBCL (or any successor statute relating to directors' standard of care and justifiable reliance), and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Company Bylaws provide for indemnification for current and former directors and officers serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. The Company Bylaws also permit the advancement of expenses and expressly authorize the Company to carry directors’ and officers’ insurance to protect itself and its directors and officers against certain liabilities. The Company Bylaws also provide for indemnification of employees and agents of the Company under certain circumstances.

The limitation of liability and indemnification provisions in the Company Articles and the Company Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any shareholder, to seek nonmonetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of the Company directors or officers for which indemnification is sought.

Exclusive Forum

The Company Bylaws provide that, unless the Company otherwise determines, the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania, Allegheny County, is the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s shareholders, any action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the PBCL or the Company Articles or the Company Bylaws or any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine. The choice of forum provision set forth in the Company Bylaws does not apply to any actions arising under the Securities Act or the Exchange Act.

Authorized but Unissued Shares

Subject to applicable law and stock exchange rules, the Company’s authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. The Company may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exchange Listing

The Company’s common stock is listed on the NYSE under the ticker symbol ETRN.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is American Stock Transfer & Trust Company, LLC:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Phone: 800-937-5449

E-mail: Info@astfinancial.com Website: www.astfinancial.com

DESCRIPTION OF AWARD ADJUSTMENTS

The employee matters agreement provided for the adjustment of outstanding awards granted under EQT’s equity compensation programs in connection with the distribution of 80.1% of the then outstanding shares of common stock, no par value, of the Company to EQT shareholders of record as of the close of business on November 1, 2018 (the Distribution) on the terms described below. Except as described below, the adjusted awards are generally subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original EQT award immediately before the Distribution.

Treatment of Equity Based Compensation

Stock Options

Each outstanding option to purchase shares of EQT common stock (other than those held by former employees) was converted into an award of options to purchase both shares of EQT common stock and shares of the Company’s common stock. Each outstanding option to purchase shares of EQT common stock held by a former employee remains an award of options to purchase shares of EQT common stock only. The number of shares and exercise prices of each option award was adjusted in a manner intended to preserve the aggregate intrinsic value of the original EQT stock option as measured immediately before and immediately after the Distribution, subject to rounding. The adjusted stock options are subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original EQT stock options immediately before the Distribution.

Time-Vesting Restricted Stock, Restricted Stock Units and Deferred Stock Awards

Each outstanding time-vesting award of EQT restricted stock, restricted stock units and deferred stock units was converted into an award in respect of both shares of EQT common stock and shares of the Company’s common stock. The number of shares of EQT common stock subject to each award is the same as the number subject to the award prior to the Distribution, while the number of shares of the Company’s common stock subject to the award was determined based on the number of the Company shares distributed per EQT share in the Distribution. The adjusted awards are subject to substantially the same terms, vesting conditions and other restrictions that applied to the original EQT awards immediately before the Distribution.

Performance-Based Awards

Each outstanding award of EQT restricted stock units granted pursuant to EQT’s Incentive Performance Share Unit Program for 2016, 2017 or 2018 or EQT’s Value Driver Performance Share Unit Program for 2018 was converted into an award in respect of both shares of EQT common stock and shares of the Company’s common stock. The number of shares of EQT common stock subject to each award is the same as the number subject to the award prior to the Distribution, while the number of shares of the Company’s common stock subject to the award was determined based on the number of the Company shares distributed per EQT share in the Distribution. The adjusted awards are subject to substantially the same terms, vesting conditions and other restrictions that applied to the original EQT awards immediately before the Distribution, except as discussed below.

•	For awards granted pursuant to EQT’s Incentive Performance Share Unit Program for 2018, one-third of the total number of shares subject to the awards was earned based on actual performance as of December 31, 2018, after which date such portion of the awards is subject to solely time-based vesting, and two-thirds of the total number of shares subject to the awards will be earned based on new performance goals established following the Distribution.

•	For the remaining two-thirds of EQT’s Incentive Performance Share Unit Program for 2018, the following new performance goals for the Company award component were established by our Board, upon recommendation of our Management Development and Compensation Committee, which will vest based on the Company’s performance for the period beginning January 1, 2019 and ending December 31, 2020. Note that these awards were designed to mirror the original EQT awards with the exception of the performance goals themselves. Thus, the maximum payout of 300% of target was retained, consistent with the conditions under which they were originally granted:

Relative TSR (80% Weight)*			Cumulative TSR Per Share (20% Weight)
Threshold	Target	Maximum	Threshold	Target	Maximum
25th Percentile	50th Percentile	75th Percentile or Above	$3.80 Per Share	$7.10 Per Share	$10.40 Per Share or Above
50% Payout	100% Payout	300% Payout	50% Payout	100% Payout	300% Payout

*2019 TSR Peer Group utilized. The TSR Peer Group consists of a subset of similarly-sized companies included in the Alerian US Midstream Energy Index (AMUS), as well as, all members of the Compensation Peer Group discussed in more detail in our definitive proxy statement on Schedule 14A filed with the SEC on April 3, 2020.

•	For awards granted pursuant to EQT’s Value Driver Performance Share Unit Program for 2018, (a) the EBITDA-based performance goal was deemed satisfied as of the Distribution, and the satisfaction of the business unit value drivers and any other applicable performance goals was determined based actual performance as of December 31, 2018 (in the case of awards denominated in respect of EQT common stock) or September 30, 2018 (in the case of awards denominated in respect of Company common stock), and (b) one-half of the award vested in the first quarter of 2019 and one-half of the award vested in the first quarter of 2020.

EQUITRANS MIDSTREAM CORPORATION 2018 LONG-TERM INCENTIVE PLAN

The Company has adopted the 2018 Long-Term Incentive Plan (the 2018 LTIP) with the terms set forth below. This summary is qualified in its entirety by reference to the full text of the 2018 LTIP, which is incorporated by reference as Exhibit 10.54 to the registration statement on Form S-1, of which this prospectus forms a part.

Purpose and Eligibility

The purpose of the 2018 LTIP is to assist the Company in attracting, retaining and motivating employees and non-employee directors of outstanding ability and to align their interests with those of the shareholders of the Company.

Active employees of the Company or any affiliate and non-employee directors of the Company are eligible to receive awards under the 2018 LTIP. In addition, individuals who received Company equity awards in connection with the adjustment of EQT equity awards upon the Distribution are also participants in the 2018 LTIP with respect to such Company equity awards (Assumed Awards). See “Treatment of Equity-Based Compensation” for additional information.

Shares Available for Awards

The aggregate number of shares of the Company’s common stock that may currently be issued under the 2018 LTIP is 35,000,000 shares, subject to proportionate adjustment in the event of stock splits and similar events. Such shares may be used for all forms of awards under the 2018 LTIP, including Assumed Awards. Shares underlying stock options and stock appreciation rights will count as one share, and shares underlying all other stock-settled awards will count as two shares, against the number of shares available for issuance under the 2018 LTIP. Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash or property other than shares, will again become available for future grants of awards under the 2018 LTIP. The following will not be used to replenish the plan share reserve: (i) shares delivered by the participant or withheld from an award to satisfy tax withholding requirements, (ii) shares delivered or withheld to pay the exercise price of a stock option, (iii) shares retained by the Company upon the net settlement of a stock option or stock appreciation right, and (iv) shares repurchased on the open market with the proceeds of option exercises. No awards may be granted under the 2018 LTIP after the Company’s annual meeting of shareholders in 2028.

Administration

Except in the case of awards to non-employee directors of the Company, the 2018 LTIP is administered by the Company’s Management Development and Compensation Committee or such other committee of the Company’s Board as may be designated by the Board to administer the 2018 LTIP. Each member of such committee must be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an independent director under the NYSE listing standards. In the case of awards to non-employee directors, the 2018 LTIP is administered by the Company’s Board. The term “Committee” is used herein to refer to the Company’s Management Development and Compensation Committee in the case of awards to employees or the Company’s Board in the case of awards to non-employee directors.

The Committee has full authority, in its discretion, to interpret the 2018 LTIP and to determine the persons who will receive awards and the number of shares to be covered by each award.

Permissible Awards

The 2018 LTIP authorizes the granting of awards in any of the following forms:

•	market-priced stock options to purchase shares of Company common stock, which may be designated under the Internal Revenue Code (Code) as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to non-employee directors), and the term of which may not exceed ten years (other than nonstatutory options granted to participants outside the United States);

•	stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of Company common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date), and the term of which may not exceed ten years (other than stock appreciation rights granted to participants outside the United States);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee;

•	restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future;

•	performance awards, which represent restricted stock or a right to receive cash, shares of common stock or other property, or any combination thereof, based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee;

•	dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of common stock underlying an award other than a stock option or stock appreciation right, provided that no dividends equivalents shall be paid before the underlying award vests;

•	other equity-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on shares of common stock or equity of the Company’s affiliates, including unrestricted stock grants, purchase rights or other rights or securities that are convertible or exchangeable into shares of common stock or equity of the Company’s affiliates; and

•	cash-based awards, including performance-based annual incentive awards.

Limitations on Individual Awards

Subject to the adjustment provisions of the 2018 LTIP in the case of stock splits and similar events, the following limits apply with respect to individual awards:

•	The maximum number of shares of the Company’s common stock for which stock options or stock appreciation rights may be granted under the 2018 LTIP to any single participant in any calendar year is 1,500,000 shares.

•	The maximum amount that may be earned by any single participant in any calendar year for performance awards granted under the 2018 LTIP is 800,000 shares (or an equivalent value if paid in cash). For purposes of applying these limits in the case of multi-year performance periods, the number of shares deemed earned in any calendar year is the total amount paid or shares earned for the performance period divided by the number of calendar years in the performance period. In applying this limit, the amount of any cash or the fair market value or number of any shares or other property earned by a participant shall be measured as of the close of the final year of the performance period regardless of the fact that certification by the Committee and actual payment or release of restrictions to the participant may occur in a subsequent calendar year or years.

•	The maximum aggregate number of shares of the Company’s associated with any award granted under the 2018 LTIP to any single non-employee director of the Company in any calendar year is 50,000 shares.

•	The foregoing individual limits are not applicable to awards originally granted under an equity incentive plan of EQT that were assumed by the 2018 LTIP in connection with the Separation and Distribution.

Limitations on Vesting Provisions

No award may have a vesting period of less than one year from the date of grant, except that up to 1,750,000 shares of the Company’s common stock may be granted pursuant to awards with no minimum vesting period.

Anti-Dilution Adjustments

In the event of a transaction between the Company and its shareholders that causes the per share value of the Company’s common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the Committee must make such adjustments to the 2018 LTIP and awards as it deems to be necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2018 LTIP will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price. The Committee also has discretion to make certain other adjustments to outstanding awards in the event of corporate events or transactions, such as a determination that awards will be settled in cash rather than shares, that awards will become vested or that awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction and the like.

Treatment of Awards Upon a Change of Control

Unless otherwise provided in the award agreement or another operative agreement, the following provisions will apply in the case of a change of control of the Company (as defined in the 2018 LTIP):

Double Trigger Vesting. With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change of control, if within two years after the effective date of the change of control, a participant’s employment is terminated due to death or “disability” or without “cause” or, to the extent applicable, the participant resigns for “good reason” (as such terms are defined in the 2018 LTIP), then:

•	all of the participant’s outstanding stock options and stock appreciation rights will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the stock option or stock appreciation right;

•	all time-based vesting restrictions on the participant’s outstanding awards will lapse as of the date of termination; and

•	all performance criteria and other conditions to payment of the participant’s outstanding performance awards will be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the applicable performance period, and payment of such awards on that basis will be made within 30 days after the end of the performance period.

Single Trigger Vesting. Upon the occurrence of a change of control in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change of control:

•	all outstanding stock options and stock appreciation rights will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the stock option or stock appreciation right;

•	all time-based vesting restrictions on outstanding awards will lapse; and

•	all performance criteria and other conditions to payment of outstanding performance awards will be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control (or as of the time of the change of control, in the case of performance awards in which the performance condition is measured by stock or unit price or total shareholder or unitholder return), and payment of such awards on that basis will be made at the time of the change of control.

If an award is subject to Code Section 409A, the award will vest on the basis described above but remain payable on the date(s) provided in the underlying award agreements.

Prohibition on Repricing

Except as provided in the anti-dilution provisions of the 2018 LTIP, outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior approval of the Company’s shareholders. The exchange of an “underwater” stock option or stock appreciation right (i.e., a stock option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for another award or for cash would be considered an indirect repricing and would, therefore, require the prior approval of the Company’s shareholders.

Limitations on Transfer; Beneficiaries

No right or interest of a participant in any award may be pledged or encumbered to or in favor of any person other than the Company, or be subject to any lien, obligation or liability of the participant to any person other than the Company or an affiliate of the Company. Except to the extent otherwise determined by the Committee with respect to awards other than incentive stock options, no award may be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution.

Beneficiaries, guardians, legal representatives and other persons claiming rights under the 2018 LTIP from or through any participant are subject to all of the terms and conditions of the 2018 LTIP and any award agreement thereunder as well as any additional restrictions deemed to be necessary or appropriate by the Committee.

Termination and Amendment

The Company’s Board may amend, suspend or terminate the 2018 LTIP at any time, except that no amendment, suspension or termination may be made without the approval of the Company’s shareholders if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Company’s common stock may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares available under the 2018 LTIP or modifies the requirements for participation under the 2018 LTIP, or if the Company’s Board in its discretion determines that obtaining such shareholder approval is for any reason advisable. Without the consent of a Participant, no such action may materially and adversely affect the rights of a Participant under an award previously granted to such Participant. Without the prior approval of the Company’s shareholders, the 2018 LTIP may not be amended to permit the repricing of stock options or stock appreciation rights, directly or indirectly.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the U.S. federal income tax aspects of awards that may be made under the 2018 LTIP based on existing U.S. federal income tax laws as of the date of this registration statement. This summary provides only the basic tax rules and is not intended as, and should not be relied upon as, tax guidance for participants in the 2018 LTIP. It does not describe the implications, if any, of a number of special tax rules, including, without limitation, the alternative minimum tax, the golden parachute tax rules under Sections 280G and 4999 of the Code, and foreign, state and local tax laws. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to the tax laws and/or your personal tax characteristics could alter the tax consequences described below. Therefore, any participant should consult his or her own tax advisor concerning the tax consequences of the 2018 LTIP and participation therein.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the participant or for the Company. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain or loss realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain or loss if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the holding period requirement). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must exercise the option while the participant is our employee or an employee of our subsidiary or, if the participant has terminated employment, no later than three months after the participant terminated employment.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). If a loss is recognized, there will be no ordinary income.

The balance of the realized gain, if any, will be capital gain. The Company will generally be allowed a business expense deduction when and to the extent the participant recognizes ordinary income, subject to any applicable restrictions under the Code.

Non-Qualified Options. The grant of a non-qualified stock option will not be a taxable event for the participant or the Company. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the participant will have a taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to any applicable restrictions under the Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights. The grant of a stock appreciation right will not be a taxable event for the participant or the Company. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Subject to any applicable restrictions under the Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock/Stock Awards. A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes at the time of grant, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions, if such election is made no later than 30 days after the date of grant. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the participant and will be taxable in the year the restrictions lapse. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. A participant who is awarded shares that are not subject to a substantial risk of forfeiture will recognize ordinary income equal to the fair market value of the shares on the date of the award. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value at the time ordinary income is recognized, will generally be taxed as capital gain or loss. Subject to any applicable restrictions under the Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock Units, Other Equity-Based Awards and Cash-Based Awards. The taxation of these awards will depend on the specific terms of the award. Generally, the award of restricted stock units, other equity-based awards and cash-based awards will have no federal income tax consequences for the participant or the Company. Generally, the payment of the award is taxable to a participant as ordinary income. If the participant is an employee, such ordinary income general is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value at the time ordinary income is recognized, will generally be taxed as capital gain or loss. Subject to any applicable restrictions under the Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to the Company and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. We post on our public website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You can access this information on our website at www.equitransmidstream.com by clicking on “Investors” on the main page and then on “SEC Filings”.

This registration statement and our other SEC filings are also available on the Internet website maintained by the SEC at www.sec.gov.

Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus unless specifically referred to in the section below entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.”

You should rely only on the information contained in this prospectus and the registration statement or specifically incorporated by reference. The Company has not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate information into this prospectus by reference to documents that we have filed with the SEC. This means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus.

The following documents filed with the Commission pursuant to the Exchange Act by the Company are incorporated in this prospectus and registration statement by reference and shall be deemed to be a part hereof:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on February 27, 2020;

•	the Company’s Definitive Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Shareholders filed on April 3, 2020;

•	the Company’s Current Reports on Form 8-K filed on February 3, 2020, February 27, 2020 (second filing), February 28, 2020, March 6, 2020 (as amended on March 13, 2020), March 30, 2020, and April 1, 2020 (in each case, other than documents or information that is furnished and deemed not to have been filed as indicated therein); and

•	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 10 initially filed with the Commission on August 10, 2018, including all amendments and reports filed for the purpose of updating that description.

We will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. You may request a copy of the documents incorporated by reference in this prospectus, including exhibits to these documents, orally or in writing, and they will be provided to you at no cost, by contacting:

Equitrans Midstream Corporation
2200 Energy Drive

Canonsburg, Pennsylvania 15317
Attn: Corporate Secretary
Telephone: (724) 271-7600

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by McGuireWoods LLP.

EXPERTS

The consolidated financial statements of Equitrans Midstream Corporation appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Equitrans Midstream Corporation’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Mountain Valley Pipeline, LLC—Series A appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission registration fee	$2,369.46
Legal fees and expenses	$90,000
Accounting fees and expenses	$443,750
Printing expenses	$100,000
Total	$636,119.46

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Set forth below is a description of certain provisions of (i) PBCL, (ii) the Company Articles, (iii) the Company Bylaws and (iv) indemnification agreements the Company has entered into with its directors and all of its executive officers (the Indemnification Agreements). This description is intended as a summary only and is qualified in its entirety by reference to the PBCL, the Company Articles, the Company Bylaws and the Indemnification Agreements.

Under Sections 1741 and 1742 of the PBCL, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)	by the Board by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)	if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)	by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

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Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of the Company Bylaws provides that the Company’s directors or officers shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the corporation or otherwise) arising out of their service to the Company or to another corporation or other enterprise at the Company’s request; provided, however, that the Company shall not indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such director or officer (other than a proceeding to enforce such person’s rights to indemnification under the provisions of Article IV) unless such proceeding (or part thereof) was authorized by the Board.

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of the Company Bylaws provides that the Company may purchase and maintain insurance to protect the Company and any director, officer or representative against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of Article IV. Article IV is applicable to persons who have ceased to be directors, officers, agents and employees and shall inure to the benefit of the heirs, executors, and administrators of persons entitled to indemnity.

The Company maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, the Company may receive reimbursement for amounts as to which the directors and officers are indemnified by the Company under the bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

As permitted by PBCL Section 1713, the Company Articles and the Company Bylaws provide that no director shall be personally liable for monetary damages as such for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office under Subchapter B—“Fiduciary Duty” of Chapter 17 of the PBCL and such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

The Company has Indemnification Agreements with all of its executive officers and directors (collectively, indemnitees). These Indemnification Agreements provide that the indemnitees will be protected as promised in the Company Bylaws (regardless of, among other things, any amendment to or revocation of the Company Bylaws or any change in the composition of the Company’s board of directors or an acquisition transaction relating to the Company) and advanced expenses to the fullest extent of the law and as set forth in the Indemnification Agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the indemnitees under the Company’s director and officer insurance policies. The Indemnification Agreements, among other things and subject to certain limitations, indemnify and hold harmless the indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by the indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were the Company’s directors or officers or are or were serving at its request as directors, officers, employees, trustees or representatives of another corporation or enterprise.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On May 11, 2018, the Company issued 100 shares of its common stock to EQT Production Company, a wholly-owned subsidiary of EQT, pursuant to Section 4(a)(2) of the Securities Act. The Company did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)       The exhibits filed with this registration statement are listed in the following exhibit index.

Exhibit No.	Document Description	Method of Filing
2.1**	Separation and Distribution Agreement, dated as of November 12, 2018, by and among EQT Corporation, Equitrans Midstream Corporation and, solely for certain limited purposes therein, EQT Production Company.	Incorporated herein by reference to Exhibit 2.1 to Form 8-K (#001-38629) filed on November 13, 2018.
2.2**	Tax Matters Agreement, dated as of November 12, 2018, by and between EQT Corporation and Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 2.3 to Form 8-K (#001-38629) filed on November 13, 2018.
2.3	Employee Matters Agreement, dated as of November 12, 2018, by and between EQT Corporation and Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 2.4 to Form 8-K (#001-38629) filed on November 13, 2018.

2.4**	Agreement and Plan of Merger, dated as of April 25, 2018, by and among EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), EQM Midstream Services, LLC (formerly known as EQT Midstream Services, LLC), EQM Acquisition Sub, LLC, EQM GP Acquisition Sub, LLC, RM Partners LP (formerly known as Rice Midstream Partners LP), EQM Midstream Management LLC (formerly known as Rice Midstream Management LLC) and, solely for purposes of certain provisions therein, EQT Corporation.	Incorporated herein by reference to Exhibit 2.1 to EQGP Holdings, LP's Form 8-K (#001-37380) filed on April 26, 2018.
2.5	Incentive Distribution Rights Purchase and Sale Agreement, dated as of April 25, 2018, by and among EQGP Holdings, LP (formerly known as EQT GP Holdings, LP), Rice Midstream GP Holdings LP and EQT Corporation.	Incorporated herein by reference to Exhibit 2.3 to EQGP Holdings, LP's Form 8-K (#001-37380) filed on April 26, 2018.
2.6**	Contribution and Sale Agreement, dated as of April 25, 2018, by and among EQT Corporation, Rice Midstream Holdings LLC, EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) and EQM Gathering Holdings, LLC.	Incorporated herein by reference to Exhibit 2.2 to EQGP Holdings, LP's Form 8-K (#001-37380) filed on April 26, 2018.
2.7(a)**	Contribution and Sale Agreement, dated as of March 10, 2015, by and among EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), EQM Midstream Services, LLC (formerly known as EQT Midstream Services, LLC), EQM Gathering Opco, LLC, EQT Corporation, EQT Gathering, LLC, EQT Energy Supply Holdings, LP, and EQT Energy, LLC.	Incorporated herein by reference to Exhibit 2.1 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on March 10, 2015.

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2.7(b)	Amendment No. 1 to Contribution and Sale Agreement, dated as of March 30, 2017, by and among EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), EQM Midstream Services, LLC (formerly known as EQT Midstream Services, LLC), EQM Gathering Opco, LLC, EQT Corporation, EQT Gathering, LLC, EQT Energy Supply Holdings, LP, and EQT Energy, LLC.	Incorporated herein by reference to Exhibit 2.1 to EQM Midstream Partners, LP's Form 10-Q (#001-35574) for the quarterly period ended March 31, 2017.
2.8**	Purchase and Sale Agreement, dated as of October 13, 2016, by and among EQT Corporation, EQT Gathering Holdings, LLC, EQT Gathering, LLC, EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), Equitrans Investments, LLC, Equitrans, L.P. and EQM Gathering Opco, LLC.	Incorporated herein by reference to Exhibit 2.1 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on October 13, 2016.
2.9**	Agreement and Plan of Merger, dated February 13, 2019, by and among Equitrans Midstream Corporation, EQM Midstream Services, LLC, EQM Midstream Partners, LP, EQGP Services, LLC, EQGP Holdings, LP and the other parties thereto.	Incorporated herein by reference to Exhibit 2.1 to Form 8-K (#001-38629) filed on February 14, 2019.
2.10**	Purchase and Sale Agreement, dated as of March 13, 2019, by and between EQM Midstream Partners, LP and North Haven Infrastructure Partners II Buffalo Holdings, LLC.	Incorporated herein by reference to Exhibit 2.1 to Form 8-K (#001-38629) filed on March 15, 2019.
2.11**	Agreement and Plan of Merger, dated as of February 26, 2020, by and among Equitrans Midstream Corporation, EQM LP Corporation, LS Merger Sub, LLC, EQM Midstream Partners, LP and EQGP Services, LLC.	Incorporated herein by reference to Exhibit 2.1 to Form 8-K (#001-38629) filed on February 28, 2020.
3.1	Amended and Restated Articles of Incorporation of Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 3.1 to Form 8-K (#001-38629) filed on November 13, 2018.
3.2	Second Amended and Restated Bylaws of Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 3.1 to Form 8-K (#001-38629) filed on October 10, 2019.
3.3(a)	Certificate of Formation of EQGP Services, LLC (formerly known as EQT GP Services, LLC).	Incorporated herein by reference to Exhibit 3.3 to EQGP Holdings, LP's Form S-1 Registration Statement (#333-202053) filed on February 12, 2015.
3.3(b)	Certificate of Amendment to Certificate of Formation of EQGP Services, LLC (formerly known as EQT GP Services, LLC), dated as of October 12, 2018.	Incorporated herein by reference to Exhibit 3.2 to EQGP Holdings, LP's Form 8-K (#001-37380) filed on October 15, 2018.
3.4(a)	Second Amended and Restated Limited Liability Company Agreement of EQGP Services, LLC, dated as of October 12, 2018.	Incorporated herein by reference to Exhibit 3.4 to EQGP Holdings, LP's Form 8-K (#001-37380) filed on October 15, 2018.
3.4(b)	First Amendment to Second Amended and Restated Limited Liability Company Agreement of EQGP Services, LLC, dated as of February 22, 2019.	Incorporated hereby by reference to Exhibit 3.5 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on February 22, 2019.
3.4(c)	Second Amendment to Second Amended and Restated Limited Liability Company Agreement of EQGP Services, LLC, dated as of October 9, 2019.	Incorporated herein by reference to Exhibit 3.3 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on October 10, 2019.

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3.5	Amended and Restated Certificate of Limited Partnership of EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), dated as of October 9, 2019.	Incorporated herein by reference to Exhibit 3.2 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on October 10, 2019.
3.6(a)	Fourth Amended and Restated Agreement of Limited Partnership of EQM Midstream Partners, LP, dated as of April 10, 2019.	Incorporated herein by reference to Exhibit 3.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on April 10, 2019.
3.6(b)	First Amendment to Fourth Amended and Restated Agreement of Limited Partnership of EQM Midstream Partners, LP, dated as of October 9, 2019.	Incorporated herein by reference to Exhibit 3.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on October 10, 2019.
3.6(c)	Second Amendment to Fourth Amended and Restated Agreement of Limited Partnership of EQM Midstream Partners, LP, dated as of February 26, 2020.	Incorporated hereby by reference to Exhibit 3.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on February 28, 2020.
4.1	Indenture, dated as of August 1, 2014, by and among EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, the subsidiaries of EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.	Incorporated herein by reference to Exhibit 4.1 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on August 1, 2014.
4.2	First Supplemental Indenture, dated as of August 1, 2014, by and among EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, the subsidiaries of EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.	Incorporated herein by reference to Exhibit 4.2 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on August 1, 2014.
4.3	Second Supplemental Indenture, dated as of November 4, 2016, by and between EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.	Incorporated herein by reference to Exhibit 4.2 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on November 4, 2016.
4.4	Third Supplemental Indenture, dated as of June 25, 2018, by and between EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.	Incorporated herein by reference to Exhibit 4.2 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on June 25, 2018.
4.5	Fourth Supplemental Indenture, dated as of June 25, 2018, by and between EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.	Incorporated herein by reference to Exhibit 4.4 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on June 25, 2018.
4.6	Fifth Supplemental Indenture, dated as of June 25, 2018, by and between EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.	Incorporated herein by reference to Exhibit 4.6 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on June 25, 2018.

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4.7	Shareholder and Registration Rights Agreement, dated as of November 12, 2018, by and between EQT Corporation and Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 4.1 to Form 8-K (#001-38629) filed on November 13, 2018.
5.1	Opinion of McGuireWoods LLP.	Filed herewith as Exhibit 5.1.
10.1*	Form of EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) Phantom Unit Award Agreement.	Incorporated herein by reference to Exhibit 10.6 to Amendment No. 2 to EQM Midstream Partners, LP's Form S-1 Registration Statement (#333-179487) filed on May 10, 2012.
10.2*	Form of EQM Midstream Services, LLC (formerly known as EQT Midstream Services, LLC) Director and/or Executive Officer Indemnification Agreement.	Incorporated herein by reference to Exhibit 10.15 to Amendment No. 3 to EQM Midstream Partners, LP's Form S-1 Registration Statement (#333-179487) filed on June 5, 2012.
10.3*	Form of EQGP Services, LLC (formerly known as EQT GP Services, LLC) Director and/or Executive Officer Indemnification Agreement.	Incorporated herein by reference to Exhibit 10.3 to Amendment No. 1 to EQGP Holdings, LP's Form S-1/A Registration Statement (#333-202053) filed on April 1, 2015.
10.4(a)	Third Amended and Restated Credit Agreement, dated as of October 31, 2018, by and among EQM Midstream Partners, LP, Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other lenders party thereto.	Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on October 31, 2018.
10.4(b)	First Amendment to Third Amended and Restated Credit Agreement, dated as of March 30, 2020, by and among EQM Midstream Partners, LP, the lender parties thereto and Wells Fargo Bank, National Association, as administrative agent.	Incorporated herein by reference to Exhibit 10.1 to Form 8-K (#001-38629) filed on March 30, 2020.
10.5(a)	Term Loan Agreement, dated as of August 16, 2019, by and among EQM Midstream Partners, LP, as borrower, Toronto Dominion (Texas) LLC, as administrative agent, and the lenders party thereto.	Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on August 19, 2019.
10.5(b)	First Amendment to Term Loan Agreement, dated as of March 30, 2020, by and among EQM Midstream Partners, LP, the lender parties thereto and Toronto Dominion (Texas) LLC, as administrative agent.	Incorporated herein by reference to Exhibit 10.2 to Form 8-K (#001-38629) filed on March 30, 2020.
10.6	Loan Agreement, dated as of March 3, 2020, by and between EQM Midstream Partners, LP and Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 10.1 to Form 8-K (#001-38629) filed on March 6, 2020.
10.7	Promissory Note, dated as of March 5, 2020, by and between Equitrans Midstream Corporation and EQM Midstream Partners, LP (as assignee of EQT Corporation).	Incorporated herein by reference to Exhibit 10.2 to Form 8-K (#001-38629) filed on March 6, 2020.
10.8#	Credit Letter Agreement, dated as of February 26, 2020, by and between EQM Midstream Partners, LP and EQT Corporation.	Filed herewith as Exhibit 10.8.
10.9	Sublease Agreement, effective as of March 1, 2011, by and between Equitrans, L.P. and EQT Production Company.	Incorporated herein by reference to Exhibit 10.12 to Amendment No. 2 to EQM Midstream Partners, LP's Form S-1/A Registration Statement (#333-179487) filed on May 10, 2012.

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10.10	Amendment of Sublease Agreement, dated as of April 5, 2012, by and between Equitrans, L.P. and EQT Production Company.	Incorporated herein by reference to Exhibit 10.13 to Amendment No. 2 to EQM Midstream Partners, LP's Form S-1/A Registration Statement (#333-179487) filed on May 10, 2012.
10.11	Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS, Contract No. CW2250463-1296, dated as of January 8, 2016, as amended through December 20, 2017, by and between Equitrans, L.P. and EQT Energy, LLC.	Incorporated herein by reference to Exhibit 10.13 to EQM Midstream Partners, LP's Form 10-K (#001-35574) for the year ended December 31, 2017.
10.12#	Gas Gathering and Compression Agreement, dated as of February 26, 2020, by and among EQT Corporation, EQT Production Company, Rice Drilling B LLC, EQT Energy, LLC and EQM Gathering Opco, LLC.	Incorporated herein by reference to Exhibit 10.4 to Form 8-K/A (#001-38629) filed on March 13, 2020.
10.13	Amended and Restated Water Services Agreement, dated as of November 4, 2015, by and between Rice Drilling B LLC and Rice Water Services (PA) LLC.	Incorporated herein by reference to Exhibit 10.2 to Rice Midstream Partners LP's Form 8-K (#001-36789) filed on November 5, 2015.
10.14	Amended and Restated Water Services Agreement, dated as of November 4, 2015, by and between Rice Drilling D LLC and Rice Water Services (OH) LLC.	Incorporated herein by reference to Exhibit 10.3 to Rice Midstream Partners, LP's Form 8-K (#001-36789) filed on November 5, 2015.
10.15	Water Services Letter Agreement, dated as of February 26, 2020, by and among EQT Production Company, Rice Drilling B LLC, EQM Gathering Opco, LLC and Equitrans Water Services (PA) LLC.	Incorporated herein by reference to Exhibit 10.6 to Form 8-K/A (#001-38629) filed on March 13, 2020.
10.16(a)#	Third Amended and Restated Limited Liability Company Agreement of Mountain Valley Pipeline, LLC, dated as of April 6, 2018, by and among MVP Holdco, LLC, US Marcellus Gas Infrastructure, LLC, WGL Midstream, Inc., Con Edison Gas Pipeline and Storage, LLC, RGC Midstream, LLC and Mountain Valley Pipeline, LLC. Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been granted by the SEC. The redacted material has been separately filed with the SEC.	Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP's Form 10-Q/A (#001-35574) for the quarterly period ended March 31, 2018.
10.16(b)	First Amendment to Third Amended and Restated Limited Liability Company Agreement of Mountain Valley Pipeline, LLC, dated as of February 5, 2020, by and among MVP Holdco, LLC, US Marcellus Gas Infrastructure, LLC, WGL Midstream, Inc., Con Edison Gas Pipeline and Storage, LLC, RGC Midstream, LLC and Mountain Valley Pipeline, LLC.	Incorporated herein by reference to Exhibit 10.21(b) to Form 10-K (#001-38629) filed on February 27, 2020.

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10.17	Assignment and Assumption Agreement, dated as of March 30, 2015, by and among Equitrans Gathering, LLC (formerly known as EQT Gathering, LLC), EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) and MVP Holdco, LLC.	Incorporated herein by reference to Exhibit 10.3 to EQM Midstream Partners, LP's Form 10-Q (#001-35574) for the quarterly period ended March 31, 2015.
10.18(a)	Amended and Restated Omnibus Agreement, dated November 13, 2018, among EQT Corporation, EQM Midstream Partners, LP and EQM Midstream Services, LLC.	Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on November 13, 2018.
10.18(b)	Second Amended and Restated Omnibus Agreement, dated November 13, 2018, among EQT Corporation, RM Partners LP, EQM Midstream Management LLC, and EQM Poseidon Midstream LLC.	Incorporated herein by reference to Exhibit 10.2 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on November 13, 2018.
10.19	Secondment Agreement, dated as of November 13, 2018, by and among Equitrans Midstream Corporation, EQM Midstream Partners, LP and EQM Midstream Services, LLC.	Incorporated herein by reference to Exhibit 10.3 to Form 8-K (#001-38629) filed on November 13, 2018.
10.20	Amended and Restated Omnibus Agreement, dated as of March 31, 2019, by and among Equitrans Midstream Corporation, EQM Midstream Partners, LP, EQGP Services, LLC and, for limited purposes, EQM Midstream Services, LLC.	Incorporated herein by reference to Exhibit 10.6 to Form 10-Q (#001-38629) for the quarterly period ended March 31, 2019.
10.21	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and Kayne Anderson MLP/Midstream Investment Company.	Incorporated herein by reference to Exhibit 10.1 to Form 8-K (#001-38629) filed on March 19, 2019.
10.22	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and Kayne Anderson Midstream/Energy Fund, Inc.	Incorporated herein by reference to Exhibit 10.2 to Form 8-K (#001-38629) filed on March 19, 2019.
10.23	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and Centaurus Capital LP.	Incorporated herein by reference to Exhibit 10.3 to Form 8-K (#001-38629) filed on March 19, 2019.
10.24	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and MTP Energy Opportunities Fund II LLC.	Incorporated herein by reference to Exhibit 10.4 to Form 8-K (#001-38629) filed on March 19, 2019.
10.25	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and MTP Energy Master Fund LLC.	Incorporated herein by reference to Exhibit 10.5 to Form 8-K (#001-38629) filed on March 19, 2019.
10.26	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and Tortoise Direct Opportunities Fund II, LP.	Incorporated herein by reference to Exhibit 10.6 to Form 8-K (#001-38629) filed on March 19, 2019.
10.27	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and Portcullis Partners, LP.	Incorporated herein by reference to Exhibit 10.7 to Form 8-K (#001-38629) filed on March 19, 2019.
10.28**	Registration Rights Agreement, dated as of April 10, 2019, by and among EQM Midstream Partners, LP and the Purchasers party thereto.	Incorporated herein by reference to Exhibit 4.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on April 10, 2019.

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10.29	Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS, Contract No. EQTR 20242-852, dated as of September 24, 2014 and amended through April 1, 2019, by and between Equitrans, L.P. and EQT Energy, LLC.	Incorporated herein by reference to Exhibit 10.5 to Form 10-Q (#001-38629) for the quarterly period ended June 30, 2019.

10.30	Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS, Contract No. EQTR19837-1296, dated as of January 8, 2016 and amended through January 9, 2020, by and between Equitrans, L.P. and EQT Energy, LLC.	Incorporated herein by reference to Exhibit 10.37 to Form 10-K (#001-38629) filed on February 27, 2020.

10.31*	Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan, dated as of February 22, 2019.	Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP's Form 8-K (#001-35574) filed on February 22, 2019.

10.32*	Equitrans Midstream Corporation Directors' Deferred Compensation Plan.	Incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-8 (File No. 333-228340) filed on November 9, 2018.

10.33*	Equitrans Midstream Corporation 2018 Long-Term Incentive Plan.	Incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-8 (File No. 333-228337) filed on November 9, 2018.

10.34*	Letter Agreement, dated as of August 9, 2018, with Thomas F. Karam.	Incorporated herein by reference to Exhibit 10.57 to Registration Statement on Form 10-12B/A (#001-38629) filed on October 18, 2018.

10.35*	Letter Agreement, dated as of September 4, 2018, with Kirk R. Oliver.	Incorporated herein by reference to Exhibit 10.58 to Registration Statement on Form 10-12B/A (#001-38629) filed on October 18, 2018.

10.36*	Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of January 15, 2019, with Diana M. Charletta.	Incorporated herein by reference to Exhibit 10.1 to Form 8-K (#001-38629) filed on January 22, 2019.

10.37*	Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of July 29, 2015, with Robert C. Williams.	Incorporated herein by reference to Exhibit 10.65 to Registration Statement on Form 10/A (#001-38629) filed on October 18, 2018.

10.38*	Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of November 13, 2018, by and between Equitrans Midstream Corporation and Thomas F. Karam.	Incorporated herein by reference to Exhibit 10.9 to Form 8-K (#001-38629) filed on November 13, 2018.

10.39*	Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of November 13, 2018, by and between Equitrans Midstream Corporation and Kirk R. Oliver.	Incorporated herein by reference to Exhibit 10.10 to Form 8-K (#001-38629) filed on November 13, 2018.

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10.40*	Separation Agreement and General Release, dated as of April 1, 2019, by and between Equitrans Midstream Corporation and Robert C. Williams.	Incorporated herein by reference to Exhibit 10.1 to Form 8-K (#001-38629) filed on April 1, 2019.
10.41*	Letter Agreement, dated April 2, 2019, with Stephen M. Moore.	Incorporated herein by reference to Exhibit 10.12 to Form 10-Q (#001-38629) for the quarterly period ended March 31, 2019.
10.42*	Confidentiality, Non-Solicitation and Non-Competition Agreement, dated April 15, 2019, with Stephen M. Moore.	Incorporated herein by reference to Exhibit 10.13 to Form 10-Q (#001-38629) for the quarterly period ended March 31, 2019.
10.43*	Form of Agreement of Assignment of Confidentiality, Non-Solicitation and Non-Competition Agreement.	Incorporated herein by reference to Exhibit 10.11 to Form 8-K (#001-38629) filed on November 13, 2018.
10.44*##	Confidentiality, Non-Solicitation and Change of Control Agreement, dated as of April 14, 2020, between Equitrans Midstream Corporation and Brian P. Pietrandrea.	Filed herewith as Exhibit 10.44.
10.45*	Form of Equitrans Midstream Corporation Director and/or Executive Officer Indemnification Agreement.	Incorporated herein by reference to Exhibit 10.16 to Registration Statement on Form 10-12B/A (#001-38629) filed on October 18, 2018.
10.46**	Convertible Preferred Unit Purchase Agreement, dated as of March 13, 2019, by and among EQM Midstream Partners, LP and the Purchasers party thereto.	Incorporated herein by reference to Exhibit 10.1 to Form 8-K (#001-38629) filed on March 15, 2019.
10.47*	Equitrans Midstream Corporation 2019 Performance Share Unit Program.	Incorporated herein by reference to Exhibit 10.7(a) to Form 10-Q (#001-38629) for the quarterly period ended March 31, 2019.
10.48*	Form of Equitrans Midstream Corporation Restricted Stock Award Agreement (Standard) under 2018 Long-Term Incentive Plan (2019 grants).	Incorporated herein by reference to Exhibit 10.7(b) to Form 10-Q (#001-38629) for the quarterly period ended March 31, 2019.
10.49*	Form of Participant Award Agreement under the 2019 Performance Share Unit Program.	Incorporated herein by reference to Exhibit 10.7(c) to Form 10-Q (#001-38629) for the quarterly period ended March 31, 2019.
10.50*	Amendment to 2018 EQT Incentive Performance Share Unit Program.	Incorporated herein by reference to Exhibit 10.8 to Form 10-Q (#001-38629) for the quarterly period ended March 31, 2019.
10.51*	Form of Equitrans Midstream Corporation Director Participant Award Agreement.	Incorporated herein by reference to Exhibit 10.10 to Form 10-Q (#001-38629) for the quarterly period ended March 31, 2019.
10.52*	Equitrans Midstream Corporation 2020 Performance Share Unit Program.	Filed herewith as Exhibit 10.52.

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10.53*	Form of Participant Award Agreement under 2020 Performance Share Unit Program.	Filed herewith as Exhibit 10.53.
10.54*	Amended and Restated Equitrans Midstream Corporation Short-Term Incentive Plan.	Filed herewith as Exhibit 10.54.
10.55*	Form of Equitrans Midstream Corporation Restricted Stock Award Agreement (2020 grants).	Filed herewith as Exhibit 10.55.
10.56**	Preferred Restructuring Agreement, dated as of February 26, 2020, by and among Equitrans Midstream Corporation, EQM Midstream Partners, LP and the Investors party thereto.	Incorporated herein by reference to Exhibit 10.1 to Form 8-K (#001-38629) filed on February 28, 2020.
10.57	Share Purchase Agreement, dated as of February 26, 2020, by and between Equitrans Midstream Corporation and EQT Corporation.	Incorporated herein by reference to Exhibit 10.2 to Form 8-K (#001-38629) filed on February 28, 2020.
10.58	Share Purchase Agreement, dated as of February 26, 2020, by and between Equitrans Midstream Corporation and EQT Corporation.	Incorporated herein by reference to Exhibit 10.3 to Form 8-K (#001-38629) filed on February 28, 2020.
10.59#	Second Amended and Restated Gas Gathering and Compression Agreement, dated as of March 31, 2017, by and between Rice Drilling D LLC and EQM Olympus Midstream LLC (formerly known as Rice Olympus Midstream LLC). Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been granted by the SEC. The redacted material has been separately filed with the SEC.	Incorporated herein by reference to Exhibit 10.3 to EQM Midstream Partners, LP’s Form 10-Q (#001-35574) for the quarterly period ended June 30, 2018.
21.1	Schedule of Subsidiaries.	Incorporated herein by reference to Exhibit 21.1 to Form 10-K (#001-38629) filed on February 27, 2020.
23.1	Consent of Independent Registered Public Accounting Firm (Equitrans Midstream Corporation).	Filed herewith as Exhibit 23.1.
23.2	Consent of Auditor (Mountain Valley Pipeline, LLC - Series A).	Filed herewith as Exhibit 23.2.
23.3	Consent of McGuireWoods LLP.	Included in Exhibit 5.1.
24.1	Powers of Attorney.	Incorporated herein by reference to Signature Page of Post-Effective Amendment No. 1 to Form S-1 Registration Statement (#333-228129) filed on August 19, 2019.

*Management contract and compensatory arrangement to which a director or a named executive officer participates.

**Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Equitrans Midstream Corporation hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

#Certain portions of the exhibits that are not material and would be competitively harmful if publicly disclosed have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. Copies of the unredacted exhibits will be furnished to the SEC upon request.

##Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

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ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Canonsburg, Commonwealth of Pennsylvania, on April 28, 2020.

Equitrans Midstream Corporation

By:	/s/ KIRK R. OLIVER
	Name:	Kirk R. Oliver
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Chairman	April 28, 2020
Thomas F. Karam	(Principal Executive Officer)

/s/ KIRK R. OLIVER	Senior Vice President and Chief Financial	April 28, 2020
Kirk R. Oliver	Officer (Principal Financial Officer)

*	Vice President and Chief Accounting Officer	April 28, 2020
Brian P. Pietrandrea	(Principal Accounting Officer)

*	Director	April 28, 2020
Vicky A. Bailey

/s/ SARAH M. BARPOULIS	Director	April 28, 2020
Sarah M. Barpoulis

*	Director	April 28, 2020
Kenneth M. Burke

/s/ PATRICIA K. COLLAWN	Director	April 28, 2020
Patricia K. Collawn

*	Director	April 28, 2020
Margaret K. Dorman

/s/ D. MARK LELAND	Director	April 28, 2020
D. Mark Leland

*	Director	April 28, 2020
Norman J. Szydlowski

*	Director	April 28, 2020
Robert F. Vagt

*By:
/s/ KIRK R. OLIVER	April 28, 2020
Kirk R. Oliver, Attorney-in-Fact

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